Exhibit 10.1
Calpine Corporation Letterhead

August 4, 2015

John Adams
11810 Legend Manor Drive
Houston, TX 77082

Re.    Employment Separation and Full Release of Claims

Dear John:

Your employment with Calpine has ended effective August 4, 2015. This letter agreement (the “Agreement”) confirms the terms of your separation from employment with Calpine Corporation, a Delaware corporation or one or more of its subsidiaries (collectively “Calpine”) and offers you certain payments and benefits in exchange for a release of all claims.

1.    Separation Date. Your employment with Calpine has terminated effective August 4, 2015 (the “Separation Date”).

2.    Additional Payment and Benefits. In exchange for the waiver and release described in Sections 7 and 8 below, Calpine agrees to provide you with additional payments and benefits as described in the Employment Separation Benefit Summary Sheet, a copy of which is attached hereto as Exhibit A and to which you are not otherwise entitled. In that Employment Separation Benefit Summary Sheet, this Agreement is referred to as the “General Release.” You agree these payments and benefits are sufficient consideration for this Agreement and you also acknowledge that you would not be entitled to these payments and benefits if you did not sign and accept this Agreement. The timing of the payments are described in the attached Employment Separation Benefit Summary Sheet. You agree that, other than those items expressly identified on the attached Employment Separation Benefit Summary Sheet, you are not entitled to, and shall not be entitled to at any time in the future, any bonuses, incentives, other compensation or other payments or benefits of any kind in connection with, directly or indirectly, your employment with Calpine.
3.    Participation in 401(k) and Life and Disability Insurance Plans. As you are no longer a Calpine employee after the Separation Date, you will not participate in Calpine’s life and disability insurance plans after the Separation Date. Distribution options under Calpine’s 401(k) plan will be pursuant to Calpine’s 401(k) plan rules, and you will be provided with notice of such options by separate letter.

4.    Return of Company Property. You warrant that you have returned to Christopher Jones, VP, Human Resources, all Calpine property or data of any type, including computer and e-mail passwords, that are in your possession or control, without retaining any copies, notes or extracts thereof.

5.    References. You should direct all requests for employment references to Christopher Jones, VP, Human Resources, or his successor. Mr. Jones or his successor will respond to all such inquiries by generally stating that, as a matter of company policy, Calpine declines to provide any information regarding former employees to prospective employers other than the former employee’s dates of employment and job title, and with written authorization from the employee, the former employee’s salary.

6.    Confidential Information; Use of Confidential Information to Compete. By signing below, you acknowledge that as a result of your employment with Calpine you have had access to Confidential Information of Calpine (for the purposes of this Agreement, Confidential Information includes but is not limited to trade secrets, inventions, marketing plans, product plans, business strategies, financial information, forecasts, personnel information, customer lists, customer information, and any other information which gives Calpine an opportunity to obtain advantage over competitors who do not know or use it) and that you will hold all such Confidential Information in strictest confidence and will not disclose to any person or entity or make use, directly or indirectly, of such Confidential Information. You confirm that you have delivered to Christopher Jones, all discs, drives, documents and data of any nature pertaining to any such Confidential Information and that you have not taken or retained any such discs, drives, documents or data or any reproductions thereof. Nor shall you directly or indirectly use Confidential Information of Calpine to compete with Calpine, or disclose Confidential Information to a competitor of Calpine or to any other person or entity.

7.    Release of Claims. You acknowledge that you have no claims against Calpine based on your employment with Calpine or the separation of that employment, except for claims that are specifically excluded from this release by Section 8, below. By signing below, you RELEASE AND FOREVER DISCHARGE Calpine, as well as its past and present owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, insurers, employee benefit plans (including plan fiduciaries, sponsors, administrators and trustees), successors and assigns, from all claims, demands, causes of action, damages and liabilities, known or unknown, that you have ever had, now have or may claim to have relating to or arising from your employment with or separation from Calpine, except for claims that are specifically excluded from this release by Section 8, below.

You expressly waive the benefits of Section 1542 of the Civil Code of the State of California (and under other state and federal provisions of similar effect) which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

8.    Waiver of Claims Including Employment-Related Claims. You understand that the release you are providing releases and waives any and all claims you may have against Calpine and its past and present owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, insurers, employee benefit plans (including plan fiduciaries, sponsors, administrators and trustees), successors and assigns, whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, discrimination, retaliation, breach of contract, breach of the covenant of good faith and fair dealing, retaliation, harassment, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for compensation or benefits arising out of your employment or your separation of employment, including but not limited to any claim for any benefit under the Calpine Corporation Change in Control and Severance Benefits Plan or any other severance plan, claims under Title VII of the Civil Rights Act of 1964, as amended, the Family and Medical Leave Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Equal Pay Act of 1963, the California Fair Employment and Housing Act, Chapters 21 and 451 of the Texas Labor Code, and any other federal, state and local laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age, any claims under the Age Discrimination in Employment Act or any claims under the Older Workers Benefit Protection Act, provided, that this waiver and release does not extend to: claims for breach of this Agreement; claims for legally required indemnification; claims for unemployment compensation benefits, workers’ compensation benefits, or state and/or long term disability benefits; or claims for acts occurring after the time of your execution of this Agreement. Nothing in this Agreement is intended to interfere with your right to make or participate in an administrative complaint or claim with a federal or state administrative agency including, for example, the National Labor Relations Board, the Department of Labor, the Equal Employment Opportunity Commission, the California Department of Fair Employment and Housing or the Texas Workforce Commission, Civil Rights Division. However, by signing this release, you hereby waive the right to recover any monetary or other relief in such a proceeding. This release is not intended to release any claims that are unlawful to release.

9.    Review of Separation Agreement and Timing of Payment. You may take up to and including twenty-one (21) days to consider this Agreement following the date you receive this Agreement. You acknowledge you have been given twenty-one (21) days to consider this Agreement. You may sign this Agreement prior to the expiration of the twenty-one (21) day period if you choose, but you are not required to do so. Calpine hereby advises you to consult with an attorney prior to signing this Agreement. For a period of seven (7) days following the date of your signing of this Agreement, you may revoke this Agreement. To revoke this Agreement, e-mail a written revocation signed by you to Christopher Jones (christopher.jones@calpine.com) prior to the expiration of the seven (7) day revocation period. This Agreement shall not become effective or enforceable until the seven (7) revocation period has expired. This Agreement will be irrevocable after seven (7) days have passed following the date you sign the Agreement. If you do not sign this Agreement or if you revoke this Agreement you will not receive the payments and benefits described in Section 2 and Exhibit A of this Agreement.

10.    Legal and Equitable Remedies. Both you and Calpine have the right to enforce this Agreement and its provisions by injunction, specific performance or other relief without prejudice to any other rights or remedies you may have at law or in equity for breach of this Agreement.

11.    Assignment, Successors and Assigns. Calpine and you understand that this Agreement will benefit and be binding upon you and your heirs, successors, permitted assigns, and agents. This Agreement will not benefit any other person or entity except as specifically described in this Agreement.

12.    Confidentiality. You agree to keep the contents, terms and conditions of this Agreement confidential. You may disclose this information to your spouse, immediate family, accountants, or attorneys, provided that they first agree not to disclose any information concerning the contents, terms and conditions of this Agreement to anyone. You also may disclose the contents, terms and conditions of this Agreement to the IRS or other taxing authorities or as required by subpoena, court order, or otherwise by law. Any breach of this confidentiality provision, or of any other obligation by you set forth in this Agreement, will be deemed a material breach of this Agreement.

13.    Non-Solicitation and Non-Disparagement. For a period of time ending 12 months following the expiration of the revocation period provided for above, you agree not to directly or indirectly solicit any employee of Calpine to perform services for another business entity. Further, to the extent consistent with law, you agree not to make, during that 12-month period, any disparaging or derogatory statements about Calpine or any of its directors, officers, agents or employees. Neither this paragraph nor any other provision of this Agreement prevents you from communicating with any federal, state or local government agency, official or court or waives any other right that cannot be legally waived.

14.    Cooperation. For a period of time ending 90-days following the expiration of the revocation period provided for above, you agree to make yourself reasonably available to Calpine: to advise Calpine upon request about transitional issues and other business matters and about matters and disputes with third parties as to which you have knowledge; to cooperate fully with Calpine in connection with pending or threatened or possible litigation, arbitration, and similar proceedings; and to provide testimony in any such proceedings, as your testimony may be relevant and/or discoverable. Calpine agrees to reimburse you for reasonable out-of-pocket travel expenses incurred at the instruction of Calpine in connection with the activities described in this paragraph.

15.    No Admission of Liability. This Agreement is not and may not be contended by you to be an admission or evidence of any wrongdoing or liability on Calpine’s part. This Agreement will be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or other state or Federal provisions of similar effect.

16.    Entire Agreement. This Agreement constitutes the entire agreement between you and Calpine with respect to the subject matter of this Agreement. It supersedes all prior negotiations and agreements, whether written or oral, relating to this subject matter except those provisions of prior written agreements that expressly extend beyond the term of your employment. You acknowledge that neither Calpine nor its agents have made any promise or representation either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to sign this Agreement, and you acknowledge that you have signed this Agreement relying only on the promises and representations stated herein.

17.    Modification. This Agreement may not be altered, amended, or otherwise changed except by another written agreement that specifically refers to this Agreement, signed by you and by Calpine or its authorized representative.

18.    Governing Law and Severability. This Agreement is governed by and will be interpreted according to the laws of the State of Texas, without regard to its choice of law principles. If for any reason any provision of this Agreement is determined to be invalid, unenforceable or contrary to any law to any extent, that provision will be enforced to the extent permissible under the law and that invalidity, unenforceability or illegality will not impair the operation of or otherwise affect those portions of this Agreement which are valid, enforceable and legal.

19.    Your Understanding. By signing below, you acknowledge that you have read this Agreement and fully understand and agree to it.

20.    Code Section 409A.    Both you and Calpine intend that payments and benefits under this Agreement are exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”) to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be exempt from Code Section 409A or in compliance therewith. Notwithstanding anything herein to the contrary, (a) if at the time of your termination of employment, you are a “specified employee” as defined in Code Section 409A and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Code Section 409A, then Calpine will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided by Calpine) until the date that is six months following the date of your termination of employment (or the earliest date as is permitted under Code Section 409A), (b) if any other payments of money or other benefits due to you hereunder could cause the application of an accelerated or additional tax under Code Section 409A, then such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Code Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner determined by Calpine that does not cause such an accelerated or additional tax, (c) to the extent required in order to avoid accelerated taxation and/or tax penalties under Code Section 409A, you shall not be considered to have terminated employment with Calpine for purposes of this Agreement and no payment shall be due to you under this Agreement until you would be considered to have incurred a “separation from service” from Calpine within the meaning of Code Section 409A, and (d) to the extent permitted by Code Section 409A, each amount to be paid or benefit to be provided to you pursuant to this Agreement, which constitutes deferred compensation subject to Code Section 409A, shall be construed as a separate identified payment for purposes of Code Section 409A. You shall not have any right to determine a date of payment of any amount under this Agreement. To the extent required to avoid an accelerated or additional tax under Code Section 409A, amounts reimbursable to you under this Agreement, if any, shall be paid to you on or before the last day of the year following the year in which the expense was incurred, the amount of expenses eligible for reimbursement (and in-kind benefits provided to you) during any one year may not affect amounts reimbursable or provided in any subsequent year, and the right to reimbursement (and in-kind benefits provided to you) under this Agreement shall not be subject to liquidation or exchange for another benefit. You acknowledge and understand that neither Calpine nor any employee or agent of Calpine has provided you any tax advice regarding this Agreement, amounts payable under this Agreement, or Code Section 409A and that Calpine has urged you to seek advice from your own tax advisor regarding the tax consequences of this Agreement to you.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, EXCEPT AS SPECIFIED IN THIS AGREEMENT.

CALPINE CORPORATION

Dated: August 4, 2015	By:	/s/ CHRISTOPHER JONES
Christopher Jones
VP, Human Resources

I have read the above Agreement, have had an opportunity to obtain legal advice, and by signing below voluntarily accept and agree to its terms including the release of all claims, known and unknown, except as specified in this Agreement.

EMPLOYEE

Dated: August 4, 2015	By:	/s/ JOHN ADAMS
John Adams

EMPLOYMENT SEPARATION BENEFIT SUMMARY SHEET

Current Date:	08/04/2015

Separation Date:	08/04/2015

Name:	John Adams

Hire Date/Seniority Date:	04/19/2010

Highest Annual Base Salary (prior 3 years):	$411,200 (gross)

2015 Target CIP Bonus:	60% of 2015 Annual Base Salary

Severance[1]:	9 months Annual Base Salary - equaling $308,400 (gross), plus 75% of your 2015 Target CIP Bonus - equaling $185,040 (gross)

Total Gross Value of Lump Sum Severance Payment[1]:	$493,440

Benefits Continuation Ends (via COBRA subsidy):	May 31, 2016

Executive Level Outplacement Services:	12 months of outplacement through Lee Hecht Harrison

Signed General Release is due no later than[2]:	08/27/2015

HR Contact/Phone Number:	Chris Jones / (713) 830-8795

(1) This payment is the only payment you shall receive. This payment, less required governmental deductions and withholdings, shall be paid in two equal installments, each in the gross amount of $246,720. The first installment shall be paid within fifteen (15) days after the later of the following two dates: (i) the date the seven (7) day revocation period provided for under General Release expires without revocation by you and (ii) the date you return the General Release, signed and dated by you, to Christopher Jones, Vice President, Human Resources. The second installment shall be paid within fifteen (15) days after the expiration of the 90-day period provided for in the “Cooperation” section of the General Release.

(2) If the 21st day to return the General Release should fall on a weekend, the General Release must be received by the following Monday.